Exhibit (h)(1)(viii)

AMENDMENT NO. 6

TO THE

MUTUAL FUND SERVICES AGREEMENT

AMENDMENT NO. 6 to the Mutual Fund Services Agreement dated as of January 1, 2008, between EQ Advisors Trust, a Delaware statutory trust (“Trust”) and AXA Equitable Life Insurance Company (“AXA Equitable”), a New York stock life insurance company (“AXA Equitable” or “Administrator”) (“Amendment No. 6”).

The Trust and AXA Equitable agree to modify and amend the Mutual Fund Services Agreement, dated as of May 1, 2000, as amended (“Agreement”), as follows:

1.	Schedule A. Schedule A to the Agreement, which sets forth the compensation to be paid by the Trust to AXA Equitable for services rendered pursuant to the Agreement, is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 6 as of the date first above set forth.

EQ ADVISORS TRUST		AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ Brian Walsh	By:	/s/ Steven M. Joenk
	Brian Walsh		Steven M. Joenk
	Chief Financial Officer and Treasurer		Senior Vice President

SCHEDULE A

AMENDMENT NO. 6

MUTUAL FUNDS SERVICE AGREEMENT

Fees and Expenses

Trust Administration, Accounting and Compliance Fees

All Portfolios (except as noted below)

0.12% of the first $3 billion;

0.11% of the next $3 billion;

0.105% of the next $4 billion;

0.10% of the next $20 billion; and

0.0975% thereafter, (based on average daily net assets) plus $30,000 per portfolio.

All Asset Allocation Portfolio	0.15% of the average daily net assets plus $35,000.

EQ/Franklin Templeton Founding Strategy Portfolio	0.15% of the average daily net assets plus $35,000.

MarketPLUS International Core Portfolio MarketPLUS Mid Cap Value Portfolio MarketPLUS Large Cap Core Portfolio MarketPLUS Large Cap Growth Portfolio (collectively, the “MarketPLUS Portfolios”)	0.15% of each MarketPLUS Portfolio’s average daily net assets, plus $35,000 for each MarketPLUS Portfolio and $35,000 for each allocated portion of a MarketPLUS Portfolio.

Crossings Conservative Allocation Portfolio

Crossings Conservative-Plus Allocation Portfolio

Crossings Moderate Allocation Portfolio

Crossings Moderate-Plus Allocation Portfolio

Crossings Aggressive Allocation Portfolio

0.15% of each Portfolio’s average daily net assets plus $35,000.